UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): October 21, 2009

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 21, 2009 (the “Closing Date”), Omega Protein Corporation, a Nevada corporation (the “Company”), Omega Protein, Inc., a Virginia corporation and the Company’s principal operating subsidiary (“OPI” and, together with the Company, the “Borrowers”), and certain subsidiaries of the Company (the “Guarantors” and, together with the Borrowers, the “Loan Parties”) entered into a Loan Agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association (“Lender”), pursuant to which Lender agreed to make loans to the Company (each a “Loan” and collectively, the “Loans”) on a revolving basis of up to $35 million (the “Commitment”). The Commitment includes a sub-facility for standby letters of credit up to an amount not to exceed $7.5 million. The Loan Agreement replaced the Company’s existing senior secured credit facility with a group of lenders led by Bank of America, N.A. On the Closing Date, $11.4 million under a term loan and $2.8 million under letters of credit were outstanding under the existing senior secured facility.

Set forth below are certain of the material terms of the Loan Agreement:

Interest: The outstanding principal balance of the Loans will bear interest at the lesser of (i) at Borrowers’ option, either (A) a fluctuating rate per annum equal to the Base Rate (defined as a fluctuating rate equal to the highest of: (x) the rate of interest most recently announced by Lender as its “prime rate,” (y) a rate determined by Lender to be 1.50% above daily one month LIBOR, and (z) the Federal Funds Rate plus 1.50%) in effect from time to time plus the Applicable Margin (defined below) or (B) a fixed rate per annum determined by Lender to be equal to LIBOR in effect on the first day of the applicable interest period plus the Applicable Margin, or (ii) the Maximum Rate (as defined in the Loan Agreement).

The Applicable Margin for Base Rate and LIBOR Loans will be established quarterly based upon the ratio of Total Funded Debt to EBITDA for the Borrowers and their subsidiaries for the twelve-month period ended on the calculation date, as follows:

Level	Ratio of Total Funded Debt to EBITDA	Applicable Margin – LIBOR Rate	Applicable Margin – Base Rate
Level 1	Less than 2.00 to 1.00	2.00%	0.50%
Level 2	Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	2.25%	0.75%
Level 3	Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	2.38%	1.00%
Level 4	Less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00	2.50%	1.25%
Level 5	Greater than or equal to 3.50 to 1.00	2.75%	1.50%

Until the Applicable Rate is first redetermined, the Applicable Margin will be at Level 3.

From and after the maturity, or such earlier date as all principal owing under the Loan Agreement becomes due and payable by acceleration or otherwise, or, at Lender’s option, during the existence of an event of default under the Loan Agreement, the outstanding principal balance of the Loans will bear interest at a rate equal to the lesser of (a) the Maximum Rate or (b) the Base Rate plus 4%.

Amortization: Accrued and unpaid interest on Loans that bear interest calculated by reference to the Base Rate (“Base Rate Loans”) will be due and payable in arrears on the last business day of each December, March, June and September commencing December 31, 2009. Accrued and unpaid interest on Loans that bear interest at LIBOR (“LIBOR Loans”) will be payable at the end of the relevant one, two, three or six months interest period selected by the Company, and if a six-month interest period is selected with respect to any Loan, at the end of three months from the making of the Loan. In the event any portion of the LIBOR Loans is converted to a Base Rate Loan prior to the end of the current interest period for those Loans, accrued interest shall be due and payable on such portion on the effective date of such conversion. Accrued and unpaid interest shall also be due and payable at other times as may be specified in the Loan Agreement. All Loans then outstanding plus accrued but unpaid interest are due and payable at maturity.

Prepayment: Borrowers may prepay Loans at any time, in any amount. If the Borrowers prepay any LIBOR Loan prior to the end of the one, two, three or six months interest period established for such Loan, Borrowers shall pay to Lender immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such interest period ends, calculated as follows for each month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable interest period.

(ii)	Subtract from the amount determined above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such interest period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Collateral: All obligations of the Borrowers under the Loan Agreement are secured by a first and superior lien (subject to Permitted Liens, as defined in the Loan Agreement) against any and all assets of each of the Borrowers and their subsidiaries (other than certain excluded property, including property pledged to secure loans from the national fisheries finance program).

Guaranty: All obligations of the Borrowers under the Loan Agreement are unconditionally guaranteed by the Guarantors.

Fees:

Unused Commitment Fee: Borrowers agreed to pay Lender an unused commitment fee for the period commencing with the Closing Date to maturity, computed at the rate of 0.375% per annum on the average daily amount by which the Commitment exceeds the sum of the aggregate principal amount of the Loans and all the Borrowers’ obligations with respect to letters of credit. The commitment fee will be payable quarterly in arrears.

Letter of Credit Fee: Borrowers also agreed to pay Lender a fee for issuing or increasing the amount of each standby letter of credit in an amount equal to the greater of (i) 2.00% per annum on the maximum face amount of the standby letter of credit, or (ii) $500.00. The fee will be payable prior to the issuance of each standby letter of credit and thereafter on the anniversary date of such issuance while such standby letter of credit is outstanding. Borrowers shall pay Lender fees for amendment of any standby letter of credit and routine charges related to standby letters of credit in accordance with Lender’s standard fee schedule.

Term: All loans and all other obligations outstanding under the Loan Agreement shall be payable in full on October 21, 2012.

Covenants: The Loan Agreement requires the Company to comply with various affirmative and negative covenants affecting its business and operations. In addition, the Company is required to comply with the following financial covenants:

•

The Company is required to maintain on a consolidated basis a ratio of Total Liabilities (as defined in the Loan Agreement) excluding the non-current portion of Subordinated Liabilities (as defined in the Loan Agreement) to Tangible Net Worth (as defined in the Loan Agreement) not exceeding 1.00 to 1.00.

•

The Company is required to maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following: (a) $130,000,000, plus (b) 50% of net income (if positive, with no deduction for losses) earned in each quarterly accounting period commencing after December 31, 2009, plus (c) 100% of the net proceeds from any Equity Interests (as defined in the Loan Agreement) issued after the date of the Loan Agreement, plus (d) 100% of any increase in stockholders’ equity resulting from the conversion of debt securities to Equity Interests after the Closing Date.

•	The Company is required to maintain on a consolidated basis an Asset Coverage Ratio (as defined in the Loan Agreement) of at least 2.50 to 1.00.

•

The Company (a) may not incur on a consolidated basis a net loss before taxes and extraordinary items in any two consecutive quarterly accounting periods, commencing with the fiscal quarter ending September 30, 2010, and (b) may not incur on a consolidated basis a net loss before taxes and extraordinary items for any annual accounting period, commencing with the fiscal year ending December 31, 2010.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2009, the Company and Joseph E. Kadi, the Company’s Senior Vice President – Operations, entered into an amendment (the “Kadi Amendment”) to the letter agreement dated October 21, 2008 between the Company and Mr. Kadi that modified benefits provided to Mr. Kadi under the Company’s relocation policy. Pursuant to the Kadi Amendment, the Company agreed to (i) extend temporary housing, travel and furniture storage benefits from three months to six months, if needed, and (ii) reimburse up to $100,000 for losses incurred on the sale of Mr. Kadi’s primary residence in Illinois, each subject to certain conditions.

On October 21, 2009, the Company and Dr. Mark E. Griffin, the Company’s Vice President – Research and Development, entered into an amendment (the “Griffin Amendment”) to the letter agreement dated June 9, 2009 between the Company and Dr. Griffin that modified benefits provided to Dr. Griffin under the Company’s relocation policy. Pursuant to the Griffin Amendment, the Company agreed to (i) extend temporary housing, travel and furniture storage benefits from three months to six months, if needed, and (ii) reimburse up to $100,000 for losses incurred on the sale of Dr. Griffin’s primary residence in Missouri, each subject to certain conditions.

The foregoing descriptions of the Kadi Amendment and the Griffin Amendment are qualified in their entirety by reference to the Kadi Amendment and the Griffin Amendment, copies of which are attached hereto as Exhibit 10.11 and Exhibit 10.12, respectively, and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On October 22, 2009, the Company issued a press release announcing the Loan Agreement. The press release is filed as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

10.1 Loan Agreement dated as of October 21, 2009 by and among Omega Protein Corporation, Omega Protein, Inc., and Wells Fargo Bank, National Association (“Wells Fargo”).

10.2 Revolving Note dated as of October 21, 2009 executed by Omega Protein Corporation and Omega Protein, Inc. and made payable to Wells Fargo.

10.3 Guaranty Agreement dated as of October 21, 2009 by Protein Finance Company, Omega International Marketing Company, Omega International Distribution Company, Omega Shipyard, Inc., and Protein Industries, Inc. (collectively, the “Guarantors”) in favor of Wells Fargo.

10.4 Security and Pledge Agreement dated as of October 21, 2009 among Omega Protein Corporation, Omega Protein, Inc., the Guarantors and Wells Fargo.

10.5 First Preferred Fleet Mortgage dated as of October 21, 2009 given by Omega Protein, Inc. to Wells Fargo.

10.6 Aircraft Security Agreement dated as of October 21, 2009 among Omega Protein Corporation, Omega Protein, Inc., the Guarnators and Wells Fargo.

10.7 Multiple Indebtedness Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 21, 2009 executed by Omega Protein, Inc., in favor of Wells Fargo (St. Mary Parish, Louisiana).

10.8 Deed of Trust, Assignment of Lease and Rents, Security Agreement and Fixture Filing dated as of October 21, 2009 executed by Omega Protein, Inc. in favor of Victor N. Tekell, as Trustee, and Wells Fargo (Jackson County, Mississippi).

10.9 Deed of Trust, Assignment of Lease and Rents, Security Agreement and Fixture Filing dated as of October 21, 2009 executed by Omega Protein, Inc. in favor of American Securities Company of Missouri, a Missouri corporation, as Trustee, and Wells Fargo (City of St. Louis, Missouri).

10.10 Deed of Trust, Assignment of Lease and Rents, Security Agreement and Fixture Filing dated October 21, 2009 executed by Omega Protein, Inc. in favor of Richard Lowndes Burke and Jenny P. Jones, residents of Virginia, as Trustee, and Wells Fargo (Northumberland County, Virginia).

10.11 Amendment to Letter Agreement dated October 21, 2009, between Omega Protein Corporation and Joseph E. Kadi.

10.12 Amendment to Letter Agreement dated October 21, 2009, between Omega Protein Corporation and Dr. Mark E. Griffin.

99.1 Press Release of Omega Protein Corporation dated October 22, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: October 23, 2009	/s/ John D. Held
John D. Held Executive Vice President, General Counsel and Secretary